August 16, 2007

Mark Chalachan, C. P. A.
ARTHUR PLACE & COMPANY, P.C.
1218 Central Avenue
Albany, New York 12205

Dear Mr. Chalachan:

     Your firm previously represented Montana Acquisition Corporation, a Delaware corporation, as its principal certifying accountant.

     On October 7, 2005, Montana's new principal executive officer requested your resignation. In a letter to us dated October 14, 2005, you provided us with your reply. (A facsimile of each of those letters is attached as an exhibit to the Form 8-K.)

     We are in the process of positioning Montana for its near-term development. To that extent, we are filing certain reports that were required to be filed by Montana for certain previous periods. (I should point-out that Montana is a company, the securities of which are registered under the Securities Act of 1933. Because we have fewer than 300 shareholders, and, because we have no class of securities registered under the Securities Exchange Act of 1934, our reporting obligations under Section 15(d) of the Securities Exchange Act were automatically suspended.)

     Consequently, in this regard, Montana is obligated to provide your firm with the opportunity to comment on our disclosures filed on a Form 8-K report for the period ended April 8, 2005, and of the specific events that surrounded your firm's refusal to stand for reelection.

     Item 304(a)(3) of Regulation S-B requires Montana (a) to furnish you with a copy of its report to the Commission on the date such report is filed therewith and (b) must instruct you to provide the Commission and us with your reply, accordingly.

     To aid you in responding to the Commission, accordingly, I am providing you with the most recent citation of Item 304(a)(3) of Regulation S-B, as follows:

Mark Chalachan, August 16, 2007, Page 1 of 3

Item 304(a)(3) (17 CFR 228.304) "The small business issuer shall provide the former accountant with a copy of the disclosures it is making in response to this Item no later than the day that the disclosures are filed with the Commission. The small business issuer shall request the former accountant to furnish a letter addressed to the Commission stating whether it agrees with the statements made by the issuer and, if not, stating the respects in which it does not agree. The small business issuer shall file the letter as an exhibit to the report or registration statement containing this disclosure. If the letter is unavailable at the time of filing, the small business issuer shall request the former accountant to provide the letter so that it can be filed with the Commission within ten business days after the filing of the report or registration statement. Notwithstanding the ten business day period, the letter shall be filed within two business days of receipt. The former accountant may provide an interim letter highlighting specific areas of concern and indicating that a more detailed letter will be forthcoming within the ten business day period noted above. The interim letter, if any, shall be filed with the report or registration statement or by amendment within two business days of receipt."

     In conclusion, may I suggest that you comply with our recommendation herein by reviewing the information Montana reported to the Commission on Form 8-K (for the period ended April 8, 2005) and that you reply directly to the Commission as required by the aforementioned citation of the Commission's rules. Please copy us on your reply, so that we may disclose your reply in an amendment to this report on Form 8-K.

     For your convenience, I am providing you with the Commission's current address, as follows:

U. S. Securities and Exchange Commission
100 F Street, Northeast
Washington, D. C. 20549-2000

It may be prudent for you to provide Montana's Commission file number on your letter, which is 333-46174. This will aid the Commission in cross-referencing your reply to them in a timely manner.

     Once again, I appreciate your courtesy and timely attention to this matter. Of course, should you have any questions regarding this matter, please do not hesitate to contact me at 585-495-6914.

Very truly yours,
MONTANA ACQUISITION CORPORATION

Randolph S. Hudson
Chairman of the Board
President
Chief Executive Officer

Mark Chalachan, August 16, 2007, Page 2 of 3

RSH:sdb
cc: U. S. Securities and Exchange Commission (via Form 8-K Report for the period ended April
8, 2005)
Enclosure, Form 8-K dated April 8, 2005 (Filed on the EDGAR System on August 16, 2007)

Mark Chalachan, August 16, 2007, Page 3 of 3